Exhibit 10.2(d)(xv)

Form of 2010 Executive Claw Back Acknowledgement

I acknowledge receiving a copy of the Executive Claw Back Policy dated as of January 27, 2010. I also acknowledge receiving a target ICP award for the 2010 calendar year (normally payable in 2011 based on 2010 performance), a target performance cash award for the 2012 year (normally payable in 2013 based on 2012 performance), a restricted stock unit award dated January 27, 2010 (normally payable in shares of stock in 2013) and a grant of stock options dated January 27, 2010. In consideration of my receiving these awards, I agree that if the Board of Directors of Cytec Industries Inc. directs Cytec, pursuant to the terms of the Executive Claw Back Policy and/or such awards, to recover from me all or any portion of the gross amount of such awards previously paid to me prior to the time of such direction, I will immediately return such amount to Cytec.

I agree that the exercise of Cytec’s claw back rights shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. I agree that any and all disputes arising relating to Cytec’s exercise of its claw back rights are to be resolved exclusively by courts sitting in Delaware. I irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either I or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that the Executive Claw Back Policy or this acknowledgement may not be enforced in or by such court.

Name

Date